EXHIBIT 99.1

For Immediate Release

American Power Conversion Reports First Quarter 2005 Financial Results

WEST KINGSTON, R.I. — April 28, 2005 — American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the first quarter 2005.

Revenue for the first quarter 2005 was $408.0 million, up 16 percent from $351.8 million in the first quarter 2004 and down 20 percent from $510.8 million in the fourth quarter 2004.  On a constant currency basis, total company revenue in the first quarter grew 15 percent year-over-year and declined 20 percent sequentially.  Net income for the first quarter 2005 was $36.0 million or $0.18 per share, an increase of 4 percent from $34.7 million or $0.17 per share in the first quarter 2004 and a decrease of 32 percent from $52.8 million or $0.27 per share in the fourth quarter 2004.

First Quarter 2005 Financial Summary

(In millions, except per share amounts)

			YOY		QOQ
	Q1 2005	Q1 2004	Change	Q4 2004	Change
Revenue	$408.0	$351.8	16%	$510.8	(20)%
Operating Income	$43.6	$44.5	(2)%	$67.2	(35)%
Net Income	$36.0	$34.7	4%	$52.8	(32)%
EPS	$0.18	$0.17	8%	$0.27	(32)%

“The first quarter continued our run of strong, double-digit year-over-year revenue growth that we have experienced over the past seven quarters,” said Rodger B. Dowdell, Jr., APC’s president and chief executive officer.  “Led by a nearly 90 percent year-over-year increase in InfraStruXure™ revenue, APC’s Large Systems segment set the pace for total company growth.  We continued to make investments in supporting our efforts in these network-critical physical infrastructure (NCPI) markets and our top line advances highlight the resulting strong performance.  Not to be overlooked is the solid performance in our Small Systems segment.  Led by very healthy growth in Back-UPS® desktop UPSs and solid demand in our Smart-UPS® server family, this segment continues to produce strong results that reflect APC’s position as a preferred partner in the mid-market and consumer power protection markets.”

Segment and Geographic Review

For the first quarter 2005, revenue of $80.7 million in the Large Systems segment, consisting primarily of 3-phase uninterruptible power supplies (UPSs), APC Global Services, precision cooling and ancillary products for data centers, facilities and communication applications, grew 38 percent year-over-year and declined 25 percent sequentially.  As a percent of first quarter product revenue, the Large Systems segment was 20 percent

The Small Systems segment, which provides power protection, UPS and management products for the PC, server and networking markets, posted revenue growth of 12 percent year-over-year while declining 19 percent sequentially to $307.5 million.  As a percentage of APC quarterly product revenue, the Small Systems segment was 76 percent in the first quarter.

Geographically, the Americas region (North and Latin America) represented 50 percent of first quarter revenue and was up 25 percent year-over-year and down 16 percent sequentially.  In Europe, the Middle East and Africa (EMEA), first quarter revenue represented 29 percent of total APC quarterly revenue.  The EMEA region increased 6 percent year-over-year and declined 35 percent sequentially.  In constant currency, EMEA grew 3 percent year-over-year and declined 35 percent sequentially.  Finally, first quarter revenue in Asia was 21 percent of total company revenue in the quarter.  Asia was up 13 percent year-over-year and declined 2 percent sequentially.  In constant currency, Asia grew 12 percent year-over-year and declined 3 percent sequentially.

Business Outlook

“The APC global team continues to do an outstanding job executing against our objectives in the NCPI arena, while simultaneously introducing innovative products and programs to foster growth in our traditional end markets,” concluded Dowdell.  “Our focus remains on innovation, education and excellence.  As we stated previously, we will continue to make the necessary investments in these areas to capitalize on the momentum we are experiencing and set the standard in our industry.”

Non-GAAP Results

The Company believes that the non-GAAP results, i.e., results excluding certain charges or one-time events, are useful for an understanding of its ongoing operations.  Non-GAAP results discussed in this announcement include net revenue in constant currency.  The Company cautions that non-GAAP results are not a substitute for GAAP results.

Conference Call and Webcast

In conjunction with the first quarter 2005 earnings announcement, APC management is hosting a conference call to discuss the Company’s results as well as current expectations regarding future performance.  This conference call will be held today, April 28, at 5:00 PM Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at

investor.apcc.com or live by dialing 913-981-5542.  A replay will be accessible via telephone at approximately 8:00 PM on April 28 by dialing 719-457-0820 and entering the access code 8142486 and will continue through May 5 at midnight Eastern Time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Outlook” section of the press release, are forward-looking statements.  All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected.  The factors that could cause actual results to differ materially include the following: costs to maintain compliance with the provisions of the Sarbanes-Oxley Act of 2002 are greater than currently anticipated; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of Asian manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion and rationalization of global manufacturing capacity; the potential impact of complying with changing environmental regulations; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems, including Oracle 11i which is periodically upgraded; the discovery of a latent defect in any of the Company’s products; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries; competitive factors and pricing pressures; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) is a leading provider of global, end-to-end infrastructure availability solutions.  APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  Headquartered in West Kingston, Rhode Island, APC reported sales of $1.7 billion for the year ended December 31, 2004, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.  Additional information about APC and its global end-to-end solutions can be found at www.apc.com or by calling 800-877-4080.

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For more information contact:

Investors:

Donald Muir, chief financial officer, 401-789-5735, ext. 2105

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com

Supplemental Financial Information for American Power Conversion Corporation

First Quarter 2005 Financial Summary

(In millions, except per share amounts)

			YOY		QOQ
	Q1 2005	Q1 2004	Change	Q4 2004	Change
Net Sales	$408.0	$351.8	16%	$510.8	(20)%
Operating Income	$43.6	$44.5	(2)%	$67.2	(35)%
Net Income	$36.0	$34.7	4%	$52.8	(32)%
EPS	$0.18	$0.17	8%	$0.27	(32)%

First Quarter 2005 Segment Summary

			YOY		QOQ
	Q1 2005	Q1 2004	Change	Q4 2004	Change
Revenue (In millions)
Small Systems	$307.5	$275.1	12%	$380.0	(19)%
% of revenue	76%	79%		75%
Large Systems	$80.7	$58.3	38%	$107.7	(25)%
% of revenue	20%	17%		21%
Other	$17.3	$16.2	7%	$19.3	(10)%
% of revenue	4%	5%		4%
Shipping and
Handling	$2.5	$2.2		$3.8
Net Sales	$408.0	$351.8	16%	$510.8	(20)%

			YOY Basis		QOQ Basis
	Q1 2005	Q1 2004	Point Change	Q4 2004	Point Change
Gross Margin Percentage

Small Systems	47.7%	50.0%	(230)	48.1%	(40)
Large Systems	21.6%	14.2%	740	23.8%	(220)
Other	59.2%	65.2%	(600)	54.8%	440

First Quarter 2005 Geographic Summary
			YOY		QOQ
	Q1 2005	Q1 2004	Change	Q4 2004	Change
Revenue (In millions)
Americas	$204.2	$164.0	25%	$241.9	(16)%
% of revenue	50%	47%		48%
EMEA	$116.7	$110.6	6%	$179.8	(35)%
% of revenue	29%	31%		35%
Asia	$87.1	$77.2	13%	$89.1	(2)%
% of revenue	21%	22%		17%
Net Sales	$408.0	$351.8	16%	$510.8	(20)%

Note:                YOY = year-over-year

                QOQ = quarter-over-quarter

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

IN THOUSANDS

(UNAUDITED)

	MARCH 27, 2005	DECEMBER 31, 2004
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$102,037	$72,721
SHORT TERM INVESTMENTS	632,593	642,853
ACCOUNTS RECEIVABLE, NET	327,710	327,547
INVENTORIES	482,792	465,927
PREPAID EXPENSES AND OTHER CURRENT ASSETS	43,800	39,294
DEFERRED INCOME TAXES	52,697	57,018
TOTAL CURRENT ASSETS	1,641,629	1,605,360

PROPERTY, PLANT & EQUIPMENT	423,359	420,102
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	272,175	265,251
NET PROPERTY, PLANT & EQUIPMENT	151,184	154,851

LONG TERM INVESTMENTS	5,518	5,542
GOODWILL	7,179	7,179
OTHER INTANGIBLES, NET	36,647	39,627
DEFERRED INCOME TAXES	36,279	28,687
OTHER ASSETS	4,573	2,626

TOTAL ASSETS	$1,883,009	$1,843,872

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$127,090	$132,213
ACCRUED EXPENSES	176,960	182,621
INCOME TAXES PAYABLE	32,813	11,330
TOTAL CURRENT LIABILITIES	336,863	326,164

DEFERRED TAX LIABILITY	15,315	15,449

TOTAL LIABILITIES	352,178	341,613

SHAREHOLDERS’ EQUITY
COMMON STOCK	1,928	1,921
ADDITIONAL PAID-IN CAPITAL	72,260	60,081
RETAINED EARNINGS	1,454,481	1,437,691
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,162	2,566
TOTAL SHAREHOLDERS’ EQUITY	1,530,831	1,502,259

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,883,009	$1,843,872

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	MARCH 27, 2005	MARCH 28, 2004

NET SALES	$408,003	$351,751

COST OF GOODS SOLD	243,552	202,659

GROSS PROFIT	164,451	149,092

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	100,579	86,184

RESEARCH AND DEVELOPMENT	20,239	18,403

TOTAL OPERATING EXPENSES	120,818	104,587

OPERATING INCOME	43,633	44,505

OTHER INCOME, NET	3,794	1,732

EARNINGS BEFORE INCOME TAXES	47,427	46,237

INCOME TAXES	11,382	11,559

NET INCOME	$36,045	$34,678

DILUTED EARNINGS PER SHARE	$0.18	$0.17

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	198,258	206,106

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.